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                          NEW ENGLAND BANCSHARES, INC.
                               660 Enfield Street
                               Enfield, CT 006083

For Immediate Release

CONTACT:Scott D. Nogles, Chief Financial Officer
        (860) 253-5200


               New England Bancshares, Inc. Reports 67.8% Increase
                 in Earnings for the Quarter Ended June 30, 2004

ENFIELD, CT, July 21, 2004 - New England Bancshares, Inc. (the "Company") (OTC:
NEBS), the holding company for Enfield Federal Savings and Loan Association (the "Bank"), reported net income for the quarter ended June 30, 2004 of $240,000, an increase of $97,000, or 67.8%, from the $143,000 reported in the same quarter a year ago. The increase in net income was primarily due to a $421,000 increase in net interest income, partially offset by a $272,000 increase in noninterest expense. Basic and diluted earnings per share for the quarters ended June 30, 2004 and 2003 amounted to $0.11 and $0.07, respectively.

Net interest and dividend income for the first quarter increased by $421,000 to $1.8 million compared to $1.3 million for the first fiscal quarter in 2003. This increase was primarily from the growth in earning assets due to the loans and securities acquired in the acquisition of Windsor Locks Community Bank FSL, and a lower cost of funds due to the low interest rate environment. The Company's net interest margin for the quarter ended June 30, 2004 was 3.91% compared to 3.61% in the year earlier quarter.

Noninterest income for the quarter ended June 30, 2004 was $163,000 compared to $151,000 reported for the same period last year, primarily due to a $17,000 increase in other income and a $23,000 increase in service charges on deposit accounts, partially offset by a $21,000 decrease in net gains from the sales of investment securities.

Noninterest expense for the quarter ended June 30, 2004 was $1.5 million, an increase of $272,000, or 22.4%, from $1.2 million for the same quarter a year ago. This increase reflects our growth in staff and occupancy expenses associated with the acquisition of Windsor Locks Community Bank in December 2003.




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New England Bancshares, Inc.                                         Page 2 of 3


At June 30, 2004, total assets were $209.6 million, an increase of $6.4 million from March 31, 2004 and $44.8 million from June 30, 2003. Net loans outstanding increased $29.6 million to $123.7 million compared to June 30, 2003 and $2.3 million compared to March 31, 2004. The increase in loans compared to last year was partially due to the $16.4 million in loans obtained through the acquisition of Windsor Lock Community Bank. The growth in assets was supported by the growth in deposits. Total deposits were $170.5 million at June 30, 2004 an increase of $39.7 million over June 30, 2003 and $7.7 million over March 31, 2004.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with seven banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.

                               Statistical Summary
                                   (unaudited)
                  (dollars in thousands, except per share data)



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Income Statement Data                                     Quarter Ended June 30,
--------------------------------------------------------------------------------
                                                            2004           2003
--------------------------------------------------------------------------------
Net interest and dividend income                           $1,750         $1,329
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Provision for loan losses                                  $   60         $   60
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Noninterest income                                         $  163         $  151
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Noninterest expenses                                       $1,489         $1,217
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Net income                                                 $  240         $  143
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Earnings per share:
--------------------------------------------------------------------------------
   Basic                                                   $ 0.11         $ 0.07
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   Diluted                                                 $ 0.11         $ 0.07
--------------------------------------------------------------------------------

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New England Bancshares, Inc.                                         Page 3 of 3

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Balance Sheet Data              June 30, 2004    March 31, 2004    June 30, 2003
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Total assets                       $209,614         $203,168         $164,807
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Total loans, net                   $123,742         $121,404         $ 94,179
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Loan loss reserve                  $  1,333         $  1,301         $  1,068
--------------------------------------------------------------------------------
Total deposits                     $170,459         $162,790         $130,761
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Total equity                       $ 27,076         $ 27,594         $ 23,434
--------------------------------------------------------------------------------
Book value per share               $  11.99         $  12.22         $  11.60
--------------------------------------------------------------------------------


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             Key Ratios                              Quarter Ended June 30,
--------------------------------------------------------------------------------
                                                     2004              2003
--------------------------------------------------------------------------------
Return on average assets                             0.48%             0.36%
--------------------------------------------------------------------------------
Return on average equity                             3.52%             2.45%
--------------------------------------------------------------------------------
Net interest margin                                  3.91%             3.61%
--------------------------------------------------------------------------------